SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2017

DETERMINE, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Upon recommendation of the Compensation Committee, on October 2, 2017, the Board of Directors (the “Board”) of Determine, Inc. (the “Company”), approved and adopted an amendment to the Company’s Compensation Program for Non-Employee Directors. The amended and restated Compensation Program for Non-Employee Directors (the “Board Compensation Program “) provides for the following:

●	An annual cash retainer payment of:
o	$40,000 for service as a Board member;
o	$15,000 for service as Vice Chairman of the Board;
o	$15,000 for service as Chair of the Audit Committee;
o	$8,000 for service as Chair of the Compensation Committee;
o	$6,500 for service as Chair of the Nominating/Corporate Governance Committee

●

An annual equity grant of restricted stock units valued at $40,000 based upon the closing price at the close of market on the first open market trading date in the Company’s trading window following November 1 of each year, to be fully vested on the one-year anniversary of the date of grant, for shares of the Company’s common stock, with immediate full vesting in the event of a change in control.

For the newly appointed Board members William Angeloni and Steven Sovik, a one-time grant of restricted stock units valued at $50,000 based upon the closing price at the close of market on the first open market trading date in the Company’s trading window following November 1, 2017, to vest in equal quarterly installments over a three-year period from the date of grant, with immediate full vesting in the event of a change in control.

The Board Compensation Program provides for ability for directors to receive a grant of restricted stock units in lieu of any amount of the cash portion of their director compensation at a 20% premium.

 A copy of the Compensation Program for Non-Employee Directors, as amended, has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On September 28, 2017, the Company voted to increase the size of the Board from six directors to eight directors and appointed Messrs. Angeloni and Sovik to the Board to fill the resulting vacancies.

Mr. Angeloni has been a Director of Tenzing Consulting since 2012 when he rejoined the firm after a leave of absence to lead a turn around, and start-up several businesses. Tenzing is a management consulting firm which he co-founded in 2002 which specializes in performance improvement across procurement, supply chain, and operations, consulting to Fortune 1000 companies. He currently serves as an advisory board member of SwitchPitch and a Managing Director of Big Angel Ventures LLC, and previously served on the board of Everloop and InSequent. Mr. Angeloni also previously held a variety of senior executive positions at C2FO, Exostar and FreeMarkets and served in various roles consulting for AT Kearney, The Canaan Group Ltd. (a Booz Allen spin-off), and as an employee of United Airlines and the United States Navy. Mr. Angeloni holds a B.S. degree in Aerospace Engineering from the United States Naval Academy and an M.M. from Northwestern’s Kellogg School of Management.

Mr. Sovik has been Chief Revenue Officer of Tipalti Inc. since 2016. Tipalti is a licensed financial technology company that specializes in accounts payable automation. Prior to joining Tipalti Mr. Sovik served as Senior Vice President Sales of Coupa Software. Mr. Sovik also previously held a variety of executive sales positions with Oracle Corporation, SupportSoft Inc. and Siebel Systems. Mr. Sovik holds a B.S. degree in Decision and Information Science from Santa Clara University.

Messrs. Angeloni and Sovik will participate in the Company’s compensation program for non-employee directors as described above.

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Messrs. Angeloni and Sovik had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.  No arrangement or understanding exists between Messrs. Angeloni and Sovik and any other person pursuant to which Messrs. Angeloni or Sovik was selected as a director of the Company.

In addition, Messrs. Angeloni and Sovik and the Company will enter into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-92545) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.1 to the Registration Statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Compensation Program for Non-Employee Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2017

DETERMINE, INC.

By: /s/ John Nolan
Name: John Nolan
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Compensation Program for Non-Employee Directors